NEW LIPSTICK LLC AND SUBSIDIARY
(A Limited Liability Company)

Consolidated Financial Statements
(With Supplementary Information)

For the Years Ended June 30, 2016, 2015, and 2014

NEW LIPSTICK LLC AND SUBSIDIARY
(A Limited Liability Company)

Table of Contents

Page

Consolidated Financial Statements:

Consolidated Balance Sheets As of June 30, 2016 and 2015	F-3

Consolidated Statements of Operations For the Years Ended June 30, 2016, 2015, and 2014	F-4

Consolidated Statements of Changes in Members’ Deficit For the Years Ended June 30, 2016, 2015, and 2014	F-5

Consolidated Statements of Cash Flows For the Years Ended June 30, 2016, 2015, and 2014	F-6

Consolidated Notes to Financial Statements June 30, 2016, 2015, and 2014	F-7 - F-19

NEW LIPSTICK LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30,
(Amounts in US dollars)

ASSETS

	2016 (unaudited)	2015

Real estate, net	$137,532,942	$140,469,010
Cash and cash equivalents	1,440,752	1,075,395
Tenant receivables, net of allowance for doubtful accounts of $124,876 and $132,141 respectively	352,143	344,104
Prepaid expenses and other assets	5,962,924	5,809,307
Due from related parties	120,274	125,029
Restricted cash	3,407,889	3,477,967
Deferred rent receivable	9,990,156	8,856,399
Lease intangibles, net	22,645,990	26,533,839
Goodwill	5,422,615	5,422,615

Total	$186,875,685	$192,113,665

LIABILITIES AND MEMBERS' DEFICIT

Liabilities:
Note payable	$113,201,357	$113,201,357
Accrued interest payable	321,115	316,216
Accounts payable and accrued expenses	2,096,534	3,031,831
Due to related parties	403,967	319,133
Deferred revenue	774,699	918,800
Tenants’ security deposits	650,589	682,727
Deferred ground rent payable	164,724,375	136,727,666
Lease intangibles, net	39,464,515	42,365,499

Total liabilities	321,637,151	297,563,229

Members' deficit	(134,761,466)	(105,449,564)

Total	$186,875,685	$192,113,665

See Notes to Consolidated Financial Statements.

NEW LIPSTICK LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30,
(Amounts in US dollars)

	2016 (unaudited)	2015	2014
Revenues
Base rents	$41,386,687	$40,597,526	$38,375,303
Tenant reimbursements and escalations	7,770,284	6,903,479	5,427,358
Other rental revenue	25,601	40,779	45,292
Other revenue	509	1,622	-

Total	49,183,081	47,543,406	43,847,953

Expenses
Real estate taxes	11,060,507	10,716,257	9,919,196
Utilities	2,602,809	2,927,214	2,598,340
Janitorial	2,085,870	2,056,750	2,157,449
Insurance	316,131	318,027	315,545
Repairs and maintenance	2,221,463	2,262,799	1,445,342
Bad debt (recovery) expense	(7,265)	124,877	-
Security	1,140,603	1,047,372	912,362
General and administrative	847,607	835,373	829,010
Management fees	1,052,350	988,189	948,084
Elevator	294,590	311,875	286,013
HVAC	63,954	62,442	107,515
Tenant reimbursable costs	107,005	154,557	122,139
Ground rent	45,457,736	45,457,736	45,457,735
Interest expense	4,958,251	4,786,205	4,789,913
Amortization	3,046,427	3,005,570	3,087,330
Depreciation	6,085,265	5,599,278	4,886,008

Total	81,333,303	80,654,521	77,861,981

Net loss	$(32,150,222)	$(33,111,115)	$(34,014,028)

NEW LIPSTICK LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT
FOR THE YEARS ENDED JUNE 30,
(Amounts in US dollars)

	2016 (unaudited)	2015	2014

Balance, beginning of years	$(105,449,564)	$(72,763,742)	$(43,679,661)

Contributions from members	2,838,320	425,293	4,952,500

Distribution to member	-	-	(22,553)

Net loss	(32,150,222)	(33,111,115)	(34,014,028)

Balance, end of years	$(134,761,466)	$(105,449,564)	$(72,763,742)

See Notes to Consolidated Financial Statements

NEW LIPSTICK LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30,
(Amounts in US dollars)

	2016 (unaudited)	2015	2014
Operating activities
Net loss	$(32,150,222)	$(33,111,115)	$(34,014,028)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization	3,046,427	3,005,570	3,087,330
Depreciation	6,085,265	5,599,278	4,886,008
Bad debt (recovery) expense	(7,265)	124,877	(3,827)
Deferred rent	(1,133,757)	(1,917,821)	(1,929,668)
Below market lease amortization	(2,463,176)	(2,475,983)	(2,821,032)
Above market lease amortization	1,407,364	1,442,682	1,544,576
Above market ground lease amortization	(437,809)	(437,809)	(437,809)
Deferred ground rent	27,996,709	28,414,754	28,822,593
Changes in operating assets and liabilities:
Restricted cash	37,940	2,702,379	525,764
Tenant receivables	(774)	(46,037)	(86,094)
Prepaid expenses and other assets	(153,617)	(332,815)	(340,620)
Accrued interest payable	4,899	2,273	(3,019)
Accounts payable and accrued expenses	(278,936)	349,380	33,811
Deferred leasing costs	(153,048)	(994,677)	(1,526,938)
Unearned revenue	(144,101)	298,915	310,488
Net cash provided by (used in) operating activities	1,655,899	2,623,851	(1,952,465)

Investing activities
Additions to real estate	(4,218,451)	(2,586,237)	(3,700,979)
Net cash used in investing activities	(4,218,451)	(2,586,237)	(3,700,979)

Financing activities
Note principal payments	-	-	(1,912)
Due to/from related parties	89,589	(239,238)	208,304
Contributions from members	2,838,320	425,293	4,952,500
Net cash provided by financing activities	2,927,909	186,055	5,158,892

Net increase (decrease) in cash and cash equivalents	365,357	223,669	(494,552)

Cash and cash equivalents, beginning of years	1,075,395	851,726	1,346,278

Cash and cash equivalents, end of years	$1,440,752	$1,075,395	$851,726

Supplemental disclosure of cash flow information:
Interest paid	$4,953,352	$4,783,939	$4,792,932

Schedule of Noncash Investing Activities
Real estate additions were financed through accounts payable	$622,439	$1,691,693	$568,390
Deferred leasing costs additions were financed through accounts payable	$503,202	$90,308	$115,867
Real estate additions fully depreciated and written off	$55,097	$-	$-
Deferred leasing costs fully amortized and written off for the year	$325,565	$-	$-
Schedule of Noncash Financing Activities
Lobby exhibit acquired in the year ended June 30, 2013, included in real
estate, and transferred to a 49% member of the Company as a distribution.	$-	$-	$22,553

See Notes to Consolidated Financial Statements

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 1:
BUSINESS

Formation and Property Description

New Lipstick LLC (the "Company"), was organized as a Delaware limited liability company and commenced operations on November 3, 2010. The Company was formed among IRSA International, LLC ("IRSA"), Marciano Investment Group, LLC ("Marciano"), Avi Chicouri ("AVI"), Par Holdings, LLC ("PAR"), and Armenonville S.A. ("Armenonville"), collectively (the "Members"). On December 15, 2010, Armenonville assigned 100 percent of its membership interest to Lomas Urbanas S.A. IRSA is a wholly-owned subsidiary of TYRUS S.A. ("TYRUS"), a wholly-owned subsidiary of IRSA Inversiones y Representaciones Sociedad Anonima, a company whose shares are listed on the Buenos Aires and New York Stock Exchanges. The Company was formed in order to acquire 100% interest in Metropolitan 885 Third Avenue Leasehold LLC ("Metropolitan"), its wholly-owned subsidiary, and to provide management services to Metropolitan.

Metropolitan was organized for the purpose of acquiring and operating a 34 story Class A office tower commonly known as the Lipstick Building located at 885 Third Avenue in New York (the "Property"). Metropolitan leased the land which contains approximately 26,135 square feet. The Property was acquired on July 9, 2007 and contains approximately 635,800 square feet of rentable space, consisting of retail and office spaces.

On November 16, 2010 (the "Petition Date"), Metropolitan filed a voluntary pre-packaged plan of reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Chapter 11") in the Southern District of New York (the "Bankruptcy Court") including a disclosure statement and plan of reorganization (the "Plan"). The Plan provided for, among other things, the extinguishment of 100% of the shares of Metropolitan and the issuance of the membership interest to the Company. The Plan was approved by Metropolitan's members and the Bankruptcy Court approved the Plan on December 22, 2010 with an effective date of December 30, 2010 (the "Effective Date").

Metropolitan accounted for the reorganization using "fresh start accounting" effective December 30, 2010. Accordingly, the forgiveness of debt was reflected in the predecessor entity's final statement of operations and all assets and liabilities were restated to reflect their reorganization value.

The Company operates under the guidelines of an Operating Agreement (the "Agreement") entered into by the Members on November 15, 2010. The manager of the Company is Lipstick Management, LLC (“LM”), a company affiliated to IRSA.

The Agreement calls for Class A and Class B Members. Class A Members are IRSA, Marciano, and Armenonville and Class B Members are AVI and PAR.

Class B Membership interests of any Class B Member shall be automatically converted, in whole and not in part, into an equal number of Class A Membership interests on the earlier to occur of the date on which LM certifies that all unreturned additional Class A capital contributions and all unreturned Class A capital contributions have been reduced to zero.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 1:
BUSINESS (CONTINUED)

Formation and Property Description (continued)

Any Class A Member, as defined in the Agreement, may transfer, directly or indirectly, any or all of its percentage interest as a Member in the Company to an unaffiliated third party, but the offering Member must first offer the Right of First Offer ("ROFO") to each of the Class A Members by written notice specifying the cash price and the other terms and conditions of the offer. Upon receipt of the ROFO notice, each of the offeree members has the right, exercisable in ten (10) days, to accept or decline the offer.

The Company shall continue perpetually until dissolution, liquidation or termination.

The liability of the members of the Company is limited to the members´ total contribution, plus any amounts guaranteed by the members.

The Company has adopted a fiscal year end of June 30.

The terms of the Agreement provide for initial capital contributions and percentage interests as follows:

	Percentage of Ownership	Initial Capital Contributions
IRSA International, LLC	49.00	$15,417,925
Marciano Investment Group, LLC	42.00	13,215,365
Lomas Urbanas S.A.	2.27	714,259
Avi Chicouri	3.07	-
Par Holdings, LLC	3.66	-
Total	100.00	$29,347,549

In accordance with the Agreement, the Members may be required to make additional capital contributions which are reasonably related to the operations and/or leasing of the Property and its activities. The Members contributed $2,838,320, $ 425,293, and $4,952,500 for the years ended June 30, 2016, 2015, and 2014, respectively.

Distributions
Distribution of capital will be made to the Member at the times, and in aggregate amounts determined by the Board of Directors of the Company. Distributions amounted to $22,553 for the year ended June 30, 2014. There were no distributions for the years ended June 30, 2016 and 2015.

Allocation of Profit and Losses
The Company´s profits and losses are allocated to the Members.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 2:
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying consolidated financial statements of the Company include the accounts of New Lipstick LLC and its wholly-owned subsidiary Metropolitan.

All significant intercompany accounts and transactions have been eliminated.

Basis of Accounting
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Use of Estimates
Management is required to use estimates and assumptions in preparing financial statements in conformity with GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results could differ from those estimates.

Real Estate
Real estate consists of building, building improvements and tenant improvements and is stated at cost. Building and improvements are depreciated over 39 years. Tenant improvements are depreciated over the shorter of the estimated useful life of the asset or the terms of the respective leases.

Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized to building improvements and depreciated over their estimated useful lives.

The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the assets. If the carrying value of the assets exceeds such cash flows, the assets are considered impaired. The impairment charge to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair value. No impairment was recorded for the years ended June 30, 2016 and 2015.

Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less upon acquisition to be cash equivalents.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalent accounts in financial institutions. The Company maintains its cash balances at two financial institutions. At times, such balances may be in excess of the Federal Deposit Insurance Company (FDIC) insurance limit. According to the FDIC insurance limit, deposits held in noninterest-bearing transaction accounts are aggregated with any interest-bearing deposits the Company may hold in the same ownership category, and the combined total insured is up to at least $250,000. As of June 30, 2016 and 2015, these balances at one of the institutions, including tenant security and escrow amounts, were in excess of federally insurable limits by approximately $3,838,801 and $3,985,000, respectively.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 2:
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restricted Cash
Restricted cash represents amounts held in escrow, as required by the lender, to be used for real estate taxes, insurance and other qualified expenditures, as well as tenant security deposits.

Tenant Receivables
The Company carries its tenant receivables at the amount due pursuant to lease agreements but uncollected at period end, less an allowance for doubtful accounts. The Company evaluates its receivables and establishes an allowance for doubtful accounts, based on a history of past write-offs, collections and current conditions.

Revenue Recognition
The Company recognizes base rent on a straight-line basis over the terms of the respective leases. Deferred rent receivable represents the amount by which straight-line rental revenue exceeded rents currently billed in accordance with the lease agreements.

Capitalized below market lease values are amortized as an increase to base rents (see Note 4).

Capitalized above market lease values are amortized as a decrease to base rents (see Note 4).

The Company also receives reimbursements from tenants for certain costs as provided for in the lease agreements. These costs include real estate taxes, utilities, insurance, common area maintenance and other recoverable costs in excess of a base year amount. The reimbursements are recognized when the tenants are billed.

Deferred income represents rent collected in advance of being due.

Deferred Ground Rents
Ground rent expense is accounted for on a straight-line basis over the non-cancelable terms of the ground leases. All future minimum increases in the non-cancelable ground rents consist of either 2.5% or 3% annual increases through May 1, 2068. This has resulted in deferred ground rent payable in the amount of $164,724,375 and $136,727,666 as of June 30, 2016 and 2015, respectively (see Note 6).

Lease Intangibles
Leasing costs and commissions incurred in connection with leasing activities are capitalized and amortized on a straight-line basis over the lives of the respective leases. Unamortized deferred leasing costs are charged to amortization expense upon early termination of the lease.

Above and below market leases and above market ground lease values were recorded on the Property's reorganization date based on the present value (using an interest rate which reflected the risk associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and ground lease, and (ii) management's estimate of fair market lease rates for the corresponding in-place leases and ground lease, measured over a period equal to the remaining non-cancelable term of the leases.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 2:
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Lease Intangibles (continued)
Above market lease values are capitalized as an asset and amortized as a decrease to rental income over the remaining terms of the respective leases. The above market ground lease value is capitalized as an asset and amortized to ground rent expense over the remaining term of the ground lease. Below market lease values are capitalized as a liability and amortized as an increase to rental income over the remaining terms of the respective leases.

The aggregate value of in-place leases were measured based on the difference between (i) the Property valued with existing in-place leases adjusted to market rental rates, and (ii) the Property valued as if vacant, based upon management's estimates. Factors considered by management in their analysis included an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management included real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily were a year. Management also estimated costs to execute similar leases including leasing commissions, legal and other related expenses.

The value of in-place leases are amortized to expense over the initial term of the respective leases. As of June 30, 2016, the remaining terms were ranging from three months to nine years.

Income Taxes
No provision for income taxes is necessary in the accompanying consolidated financial statements because the Company is a disregarded entity for federal and state income tax purposes. Income or loss of the Company is includible in the separate income tax returns of the Members. Prior to the effective date of reorganization on December 30, 2010, the Company was treated as a partnership for federal and state income tax purposes. The Company performed a review for uncertainty in income tax positions in accordance with authoritative guidance. As of June 30, 2015, the Company does not believe it has any uncertain tax positions that would qualify for either recognition or disclosure in the consolidated financial statements. The Company is no longer subject to federal or state and local income tax examinations by tax authorities for tax years ending before December 31, 2011. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax laws and new authoritative rulings.

The Company´s income tax returns for its tax years commencing January 1, 2009, through December 30, 2010, have been selected by the New York State Department of Taxation and Finance for audit. Such audit is in its preliminary stage. At this time, the Company has not been advised of any proposed changes to its New York State income tax returns filed for the tax years January 1, 2009 through December 30, 2010.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill
Goodwill represents the excess of the cost of the December 30, 2010 acquisition of Metropolitan over the net of the amounts assigned to assets acquired, including identifiable intangible assets, and liabilities assumed. In accordance with GAAP goodwill is not amortized but is subject to annual impairment tests. Annual impairment tests are performed by either comparing a “reporting units” (in the Company’s case, the Company as a whole) estimated fair value to its carrying amount or by doing a qualitative assessment of a reporting units fair value from the last quantitative assessment to determine if there is a potential impairment.

A qualitative assessment may be done when the results of the previous quantitative test indicated the reporting unit’s estimated fair value was significantly in excess of the carrying value of its net assets and we do not believe there have been significant changes in the reporting unit’s operations that would significantly decrease its estimated fair value or significantly increase its net assets. Management has selected the end of the Company’s fiscal year as the date on which to either perform its annual impairment tests for goodwill or make the determination as to whether qualitative factors render it unnecessary. As of June 30, 2016 and 2015, the date of the impairment tests, no impairment of goodwill was identified.

Reclassifications
Certain prior year balances have been reclassified to conform to the current year consolidated financial statement presentation.

NOTE 3:
REAL ESTATE

At June 30, real estate consists of the following:

	2016 (unaudited)	2015
Building and improvements	$145,177,399	$144,892,369
Tenant improvements	19,143,859	16,334,789
	164,321,258	161,227,158
Less: accumulated depreciation	(26,788,316)	(20,758,148)
Total	$137,532,942	$140,469,010

Depreciation expense amounted to $6,085,265, $5,599,278 and $4,886,008, for the years ended June 30, 2016, 2015, and 2014, respectively.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 4:
LEASE INTANGIBLES

Lease intangibles and the value of assumed lease obligations at June 30, 2016, were as follows (unaudited):

	Leases In-place	Leasing Costs	Above Market Leases	Total	Below Market Leases	Above Market Ground Leases	Total
Cost	$26,496,905	$4,352,071	$14,777,318	$45,626,294	$26,361,027	$29,041,332	$55,402,359
Less: accumulated Amortization	(13,976,950)	(1,262,790)	(7,740,564)	(22,980,304)	(13,529,895)	(2,407,949)	(15,937,844)
Totals	$12,519,955	$3,089,281	$7,036,754	$22,645,990	$12,831,132	$26,633,383	$39,464,515

Lease intangibles and the value of assumed lease obligations at June 30, 2015 were as follows:

	Leases In-place	Leasing Costs	Above Market Leases	Total	Below Market Leases	Above Market Ground Leases	Total
Cost	$27,149,892	$4,111,694	$15,316,749	$46,578,335	$30,470,806	$29,041,332	$59,512,138
Less: accumulated Amortization	(12,088,790)	(1,083,075)	(6,872,631)	(20,044,496)	(15,176,499)	(1,970,140)	(17,146,639)
Totals	$15,061,102	$3,028,619	$8,444,118	$26,533,839	$15,294,307	$27,071,192	$42,365,499

The aggregate amortization of leases in-place included in amortization expense for the years ended June 30, 2016 (unaudited), 2015, and 2014 was $2,541,147, $2,567,911, and $2,761,823, respectively.

The aggregate amortization of leasing costs included in amortization expense for the years ended June 30, 2016 (unaudited), 2015, and 2014 was $505,280, $437,659, and $325,507, respectively

The aggregate amortization of above market ground leases included as a reduction of ground rent expense for the years ended June 30, 2016 (unaudited), 2015, and 2014 were $437,809, $437,809, and $437,809, respectively.

The aggregate amortization of above market leases included as a reduction of base rental income for the years ended June 30, 2016 (unaudited), 2015, and 2014 was $1,407,364, $1,442,682, and $1,544,576, respectively.

The aggregate amortization of below market leases included in base rental income for the years ended June 30, 2016 (unaudited), 2015, and 2014 were $2,463,176, $2,475,983, and $2,821,032, respectively.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 4:
LEASE INTANGIBLES (CONTINUED)

The estimated amortization of lease intangibles for each of the five years subsequent to June 30, 2016 (unaudited) and thereafter is as follows:

	Leases In-place	Leasing Costs	Above Market Leases	Total	Below Market Leases	Above Market Ground Leases	Total

2017	$2,540,843	$466,234	$1,407,364	$4,414,441	$2,459,981	$437,809	$2,897,790
2018	2,483,557	405,536	1,407,364	4,296,457	2,387,551	437,809	2,825,360
2019	2,464,461	364,331	1,407,364	4,236,156	2,363,408	437,809	2,801,217
2020	2,462,742	312,620	1,407,364	4,182,726	2,356,387	437,809	2,794,196
2021	2,454,143	292,706	1,407,298	4,154,147	2,321,281	437,809	2,759,090
Thereafter	114,209	1,247,854	-	1,362,063	942,524	24,444,338	25,386,862

Totals	$12,519,955	$3,089,281	$7,036,754	$22,645,990	$12,831,132	$26,633,383	$39,464,515

NOTE 5:
NOTE PAYABLE

On December 30, 2010, Metropolitan’s existing note agreements with Royal Bank of Canada (the “Lender”) were amended and restated. The outstanding balance of the Amended Note was $115,000,000. The Amended Note bears interest at (i) the London InterBank Offered Rate ("LIBOR") plus 400 basis points, or (ii) Prime Rate plus Prime Rate Margin, if converted into a Prime Rate Loan. The Amended Note provides for a maximum interest rate of 5.25% through February 29, 2012 and 6.25% from March 1, 2012 through August 31, 2015 and matures on August 1, 2017. The interest rate was 4.47% at June 30, 2016. Interest expense amounted to $4,958,251, $4,786,205, and $4,789,913, and for the years ended June 30, 2016, 2015, and 2014, respectively.

Pursuant to a cash management agreement with the Lender, all rents collected are required to be deposited in a clearing account and all funds are disbursed in accordance with the Loan agreement, including the funding of all reserve accounts. In addition, after payment of debt service, operating expenses and other expenses, as defined, forty percent (40%) of all the remaining cash flow in the cash management account is applied to the outstanding principal balance of the loan on a monthly basis. As of June 30, 2016 and 2015, the outstanding principal balance of the Amended Note is $113,201,357 and $113,201,357, respectively.

The Amended Note is collateralized by the Property including all related facilities, amenities, fixtures and personal property owned by the borrower.

The Company pledged a first priority security interest in the Company’s membership interest in Metropolitan to the Lender as collateral security for the Amended Note.

NOTE 6: GROUND LEASES

The Property was erected on a 26,135 square foot parcel of land (the "Site Area") of which 20,635 square feet is subject to a ground lease (the "Ground Lease") and an adjacent lot containing approximately 5,500 square feet ("Lot A") subject to a ground sub-sublease (the "Ground Sub-sublease").

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 6:
GROUND LEASE (CONTINUED)

The Ground Lease matures on the earlier of (i) April 30, 2077, (ii) the date of termination of the Ground Sub-sublease term or (iii) a date if sooner terminated. The Ground Lease provides for monthly ground rent of approximately $925,000 through April 30, 2012, $1,321,000 through April 30, 2013, and provides for annual increases of 2.5% beginning on May 1, 2013 through April 30, 2020.

On May 1, 2020, May 1, 2038 and every ten years thereafter through May 1, 2068, (“Adjustment Years”) ground rent shall be adjusted to be the greater of (a) 1.03 times the base rent payable during the lease year immediately preceding the said Adjustment Year or (b) 7% of the fair market value of the land.

Monthly ground rent shall increase 3% annually for each lease year subsequent to the Adjustment Year. The Ground Sub-sublease is subject to a ground sublease and a prime lease. The ground sublease expires on April 29, 2080 (the "Ground Sublease"), and the prime lease matures on April 30, 2080 (the "Prime Lease"). The Ground Sub-sublease matures on the earlier of (i) April 30, 2077, (ii) the expiration or earlier termination of the Prime Lease or (iii) the expiration or earlier termination date of the Ground Sublease, except for reason of default by the sublandlord as subtenant under the Ground Sublease or the sublandlord as subtenant under the Prime Lease provided that the lessees are not in default under the Ground Sub-sublease or the Ground Sublease.

The Ground Sub-sublease provides for monthly ground rent of $58,000 through April 30, 2010, and approximately $63,000 beginning on May 1, 2010 through April 30, 2020. On May 1, 2020, May 1, 2040 and May 1, 2060, ground rent shall be adjusted to 8% of the fair market value of Lot A, as defined.

For the year ended June 30, 2016, Ground Lease and Ground Sub-sublease expense amounted to $45,136,545 and $759,000, respectively, after giving effect to straight-line rent adjustments of $27,996,709 and $0, respectively. For the year ended June 30, 2015, Ground Lease and Ground Sub-sublease expense amounted to $45,136,544 and $759,000, respectively, after giving effect to straight-line rent adjustments of $28,414,754 and $0, respectively. For the year ended June 30, 2014, Ground Lease and Ground Sub-sublease expenses amounted to $45,136,545 and $759,000, respectively, after giving effect to straight-line rent adjustments of $28,822,593 and $0, respectively.

The Ground Lease also provides the Company with an option to purchase the land (the "Purchase Option"). The Purchase Option is exercisable on April 30, 2020, April 30, 2037 and on the last day of every tenth year thereafter (the "Purchase Date"). The Purchase Price, as defined in the Ground Lease, shall be the amount which together with all ground rent paid by the Company on or before the applicable Purchase Date yields an internal rate of return ("IRR") that equals the Target IRR in respect to the applicable Purchase Date as follows:

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 6:
GROUND LEASE (CONTINUED)

Purchase Date	Target IRR

April 30, 2020	7.47%
April 30, 2037	7.67%
April 30, 2047	7.92%
April 30, 2057	8.17%
April 30, 2067	8.42%
April 30, 2077	8.67%

In the event the Purchase Option is exercised on April 30, 2020, the Company shall pay a purchase price of approximately $521 million which is based upon an agreed land value of $317 million in July 2007, according to a Target IRR of 7.47%. The Ground Lease also provides for an option to demolish the Property ("Demolition Option") during the period beginning on May 1, 2055, and ending on April 30, 2072 (the "Demolition Period"). The Ground Lease lessor has the option to cause the Company to purchase the Property ("Put Option") at a then Put Price, as defined. The Put Option is exercisable during the period subsequent to the Demolition Option and prior to April 30, 2072.

Future minimum annual ground rents due before giving effect to the fair market value adjustments which are not determinable at the present time are as follows for the five years subsequent to June 30, 2016 (unaudited), and thereafter:

	Ground Lease	Ground Sub-Sublease	Total

2017	$17,568,332	$759,000	$18,327,332
2018	18,007,540	759,000	18,766,540
2019	18,457,729	759,000	19,216,729
2020	18,934,872	632,500	19,567,372
2021	19,502,919	-	19,502,919
Thereafter	2,818,059,457	-	2,818,059,457
Total	$2,910,530,849	$2,909,500	$2,913,440,349

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 7:
TENANT LEASES

The Company leases space in the Property to tenants under long-term noncancelable operating leases.

Future minimum annual base rents due from noncancelable operating leases in each of the five years subsequent to June 30, 2016 (unaudited) and thereafter are as follows:

2017	$41,070,872
2018	39,933,674
2019	38,695,278
2020	38,154,584
2021	37,352,416
Thereafter	34,255,723
Total	$229,462,547

For the year ended June 30, 2016, 2015, and 2014, approximately 69%, 71%, and 75%, respectively, of the Company's base rent before amortization of above and below market bases was from one law firm tenant. For the year ended June 30, 2016, the approximate rental revenue from the one law firm tenant amounted to $27,728,019 of which $0 amounts remained outstanding. For the year ended June 30, 2015, the approximate rental revenue from the one law firm tenant amounted to $27,675,000 of which $0 amounts remain outstanding. For the year ended June 30, 2014, the approximate rental revenue from the one law firm tenant amounted to $27,200,000 of which $0 amounts remain outstanding. Law firms accounted for approximately 77%, 79%, and 83% of the Property’s total base rent for the years ended June 30, 2016, 2015, and 2014, respectively.

At June 30, 2016, 2015, and 2014, the Property was approximately 95%, 92%, and 89% leased, respectively.

NOTE 8:
RELATED PARTY TRANSACTIONS

On April 20, 2011, Lipstick Management LLC (“LM”), an affiliate of the Company, entered into an agreement with the Company’s lender which provides that the Company would be directly responsible for certain fees that are payable to Herald Square Properties LLC (“HSP”). HSP is a 49% owner in LM. LM and the Company are affiliated by common ownership. These fees are based on a consulting agreement between LM and HSP which provides a monthly fee of $12,000. As of January 1, 2013, the Company renewed the contract with HSP which provides a monthly fee of $22,000. As of January 1, 2014, the parties agreed to extend the agreement for one year. The parties have the right to terminate this agreement at any time upon thirty (30) days written notice served to the other party. The total management consulting fee for the year ended June 30, 2016, 2015, and 2014, included in management fees in the accompanying consolidated statement of operations, amounted to $369,000, $264,000, and $264,000, respectively. As of June 30, 2016, $37,000, of management consulting fees were unpaid.

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 8:
RELATED PARTY TRANSACTIONS (CONTINUED)

On May 3, 2011, the Company entered into an asset management agreement with LM. The Company was charged an asset management fee of 1% of its consolidated gross revenues. Asset management fees incurred to LM amounted to $408,350 for the year ended June 30, 2016, $449,189 for the year ended June 30, 2015, $409,084 for the year ended June 30, 2014, of which $86,114, $38,280, and $272,763, were unpaid at June 30, 2016, 2015, and 2014, respectively, and is included in due to related party in the accompanying balance sheet. Asset management fees are included in management fees in the accompanying statement of operations.

Effective August 1, 2011, LM leased office space from the Company. The term of the agreement was for five years expiring July 31, 2016. The total amount of rental income earned for the years ended June 30, 2016 (unaudited), 2015, and 2014 amounted to $203,914, $203,916, 203,916, respectively.

Balances with related companies are as follows:

	2016 (unaudited)	2015
Due from related parties:
Lipstick Management LLC	$120,274	$123,959
Rigby 183 LLC	-	405
I Madison LLC	-	310
IRSA International LLC	-	355

	$120,274	$125,029

The above amount represents expenses paid by the Company on behalf of related companies, which will be reimbursed by related companies.

	2016 (unaudited)	2015
Due to related parties:
IRSA International, LLC	$(39,979)	$(39,979)
Lipstick Management LLC	(123,114)	(38,280)
IRSA Inversiones y Representaciones
Sociedad Anonima	(240,874)	(240,874)

	$(403,967)	$(319,133)

New Lipstick LLC and Subsidiary
(A Limited Liability Company)

Notes to Consolidated Financial Statements
June 30, 2016, 2015 and 2014
 (Amounts in US dollars)

NOTE 9:
PROPERTY MANAGEMENT

On December 30, 2010, a property management agreement was entered into with a third party. The term of the property management agreement will continue on a month-to-month basis. The Company is charged a monthly property management fee of approximately $22,917. The total property management fee for the years ended June 30, 2016 (unaudited), 2015, and 2014, included in management fees in the accompanying statement of operations, amounted to $275,000 of which $0 is unpaid as of June 30, 2016 and 2014, and $22,917 was unpaid as of June 30, 2015.

NOTE 10:
UNCERTAINTEES, CONTINGENCIES, AND RISKS

There are currently five mechanic’s liens filed by subcontractors against the Property in reference to work performed by a general contractor of the Property. The aggregate sum of these liens is approximately $534,000. Although the likelihood for exposure is for a smaller sum of money, a number of other subcontractors are owed money and have threatened to file liens for a potential aggregate additional sum of approximately $1.4 million. It has been recommended by the Company’s attorney to bond the liens. As of June 30, 2016, the total amount due to the general contractor is approximately $546,000 and has been accrued and included as accounts payable and accrued expenses in the accompanying financial statements. As the ultimate outcome of these matters is not presently determinable and estimable there has been no adjustment to the accompanying financial statements.

NOTE 11:
SUBSEQUENT EVENTS

The Company has evaluated, for potential recognition and disclosure, events subsequent to the date of the balance sheet through October 31, 2016  the date the consolidated financial statements were available to be issued.